Exhibit 99.1

Allied Motion Reports Significant Profit Improvement and Record New Orders for the First Quarter Ended March 31, 2010

DENVER--(BUSINESS WIRE)--May 13, 2010--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved net income for the quarter ended March 31, 2010 of $734,000 or $0.09 per diluted share compared to a net loss of $730,000 or $.10 per diluted share for the same quarter last year. Revenues for the quarter increased 14% to $17,422,000 compared to $15,295,000 last year. Bookings for the quarter ended March 31, 2010 were $26,229,000 up over 54% when compared to $16,970,000 for the same quarter of last year and up 115% when compared to the $12,204,000 for the quarter ended December 31, 2009. Backlog at March 31, 2010 was $29,082,000, reflecting a 18% increase from March 31, 2009 and a 38.6% increase over backlog at the end of 2009.

Included in the first quarter results was a pretax gain of $685,000 ($436,000 after tax) for the final settlement with the insurance company for the business interruption (BI) losses caused by the fire in October 2008 at Allied’s encoder operation in Chatsworth, Calif. Also included in the first quarter are $230,000 of inefficiencies and incremental non-recurring costs incurred in integrating the encoder operation into Allied’s Emoteq operation in Tulsa, Okla. Excluding the BI gain and the non-recurring costs, the net pretax profit would be $609,000 and the net income would be $438,000.

“We are pleased with the first quarter profit improvement and encouraged by the record new orders as we reported in our first quarter results,” commented Dick Warzala, President and CEO of Allied Motion. “The bookings in the first quarter of 2010 exceeded the previous high achieved in the first quarter of 2006 and are a good indicator that recovery in our served markets is occurring at a faster pace than previously expected. In addition, new project activity is strong and reflects the ongoing development of our core technologies and the release of several new products in the past few years. As we move forward, we will continue with the application of our AST Lean Enterprise Tools to improve our efficiencies and eliminate waste throughout our company.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s May 14, 2010 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic recession in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended March 31,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009
Revenues	$17,422	$15,295
Cost of products sold	13,017	12,506
Gross Margin	4,405	2,789
Operating expenses and other	3,341	3,849
Income (loss) before income taxes	1,064	(1,060)
(Provision for) benefit from income taxes	(330)	330

Net Income (loss)	$734	$(730)
PER SHARE AMOUNTS:
Diluted income (loss) per share	$.09	$(.10)
Diluted weighted average common shares	7,768	7,386

CONDENSED BALANCE SHEETS	March 31, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$5,311	$4,470
Trade receivables, net	8,988	7,743
Inventories, net	8,053	7,578
Other current assets	1,320	1,367
Total Current Assets	23,672	21,158
Property, plant and equipment, net	6,480	6,584
Deferred income taxes	5,564	5,649
Goodwill and intangible assets, net	1,154	1,362
Total Assets	$36,870	$34,753
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$322	$600
Accounts payable and other current liabilities	8,659	6,537
Total Current Liabilities	8,981	7,137
Other long-term liabilities	2,510	2,594
Total Liabilities	11,491	9,731
Stockholders’ Investment	25,379	25,022
Total Liabilities and Stockholders’ Investment	$36,870	$34,753

	For the Three Months ended March 31,
CONDENSED STATEMENTS OF CASH FLOWS	2010	2009
Cash flows from operating activities:
Net income (loss)	$734	$(730)
Depreciation and amortization	496	893
Changes in working capital balances and other	392	(1,987)
Net cash provided by (used in) operating activities	1,622	(1,824)

Cash flows from investing activities:
Purchase of property and equipment	(304)	(241)
Net cash used in investing activities	(304)	(241)

Net cash (used in) provided by financing activities	(198)	30
Effect of foreign exchange rate changes on cash	(279)	(43)
Net increase (decrease) in cash and cash equivalents	841	(2,078)
Cash and cash equivalents at beginning of period	4,470	4,196
Cash and cash equivalents at March 31	$5,311	$2,118

CONTACT:
Allied Motion Technologies Inc.
Richard Smith, 303 799-8520
or
Sue Chiarmonte, 303 799-8520